Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Proxy Statement Prospectus and Registration Statement on Form S-4 of Berkshire Hills Bancorp, Inc., of our report dated March 30, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Beacon Federal Bancorp, Inc. for the year ended December 31, 2011, and to the reference to us under the caption “Experts” in this Proxy Statement Prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

New York, New York
July 2, 2012